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                                                                       EXHIBIT 5

                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200


                                September 5, 2000



Intervisual Books, Inc.
2716 Ocean Park Blvd. Ste. 2020
Santa Monica, California 90405

         Re:  Intervisual Books, Inc.
              Nonstatutory Stock Option Agreements Between Intervisual Books, Inc. and Steven D. Ades, Jeffrey Nobbs, Steven Selsky and Steven Wallace

Ladies and Gentlemen:

         As counsel for Intervisual Books, Inc., a California corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 350,000 shares of the Company's common stock, no par value, for issuance pursuant to options granted by the Company under the four Nonstatutory Stock Option Agreements (the "Option Agreements"). The first agreement is between the Company and Steven D. Ades and is dated May 11, 1999. The second agreement is between the Company and Jeffrey Nobbs and is dated March 25, 1999. The third agreement is between the Company and Steven Selsky and is dated May 13, 2000. The fourth agreement is between the Company and Steven Wallace and is dated May 12, 2000.

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 350,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Option Agreements and the Prospectuses forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

                                          Respectfully submitted,


                                          PAUL, HASTINGS, JANOFSKY & WALKER LLP